      As filed with the Securities and Exchange Commission on July 25, 1996
                                                      Registration No. 333- 4625

- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            -------------------------

                                 AMENDMENT NO. 2
                                       TO
                                    FORM S-2

                             REGISTRATION STATEMENT

                                      Under
                           THE SECURITIES ACT OF 1933

                         ACCEL INTERNATIONAL CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

           Delaware                                             31-0788334
(State or Other Jurisdiction of                              (I.R.S. Employer
Incorporation or Organization)                            Identification Number)

                                    NICHOLAS Z. ALEXANDER, Senior Vice President

    475 Metro Place North, Suite 100        475 Metro Place North, Suite 100
           Dublin, Ohio 43017                      Dublin, Ohio 43107
             (614) 764-7000                          (614) 764- 7000
(Address of principal executive offices) (Name and address of agent for service)

                             -----------------------
                                    Copy to:

                              FRED A. SUMMER, ESQ.
                            Squire, Sanders & Dempsey
                              41 South High Street
                              Columbus, Ohio 43215
                                 (614) 365-2700

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. /X/

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                             -----------------------

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

     The purpose of this Amendment No. 2 is to file Exhibits 23.1 and 23.2.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-2 and has duly caused this Amendment no. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on July 25, 1996.


                                   ACCEL INTERNATIONAL CORPORATION


                                   By:*
                                      ------------------------------------
                                      Thomas H. Friedberg
                                      Chairman of the Board, President and
                                      Chief Executive Officer

         Pursuant to the requirements of the Securities Act, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated and on July 12, 1996.

               Signature                                   Title
               ---------                                   -----

     *                                       Chairman of the Board, President
- --------------------------------------       and Chief Executive Officer
     Thomas H. Friedberg                     (principal executive officer) and
                                             Director


     *                                       Vice President and Controller
- --------------------------------------       (principal financial officer and
     Kurt L. Mueller                         controller)


     *                                       Director
- --------------------------------------
     Robert Betagole


     *                                       Director
- --------------------------------------
     David T. Chase

     Signature                                Title
     ---------                                -----

     *                                       Director
- --------------------------------------
     Douglas J. Coats


     *                                       Director
- --------------------------------------
     Raymond H. Deck


     *                                       Director
- --------------------------------------
     Robert E. Fowler III


     *                                       Director
- --------------------------------------
     Kermit G. Hicks


     *                                       Director
- --------------------------------------
     Stephen M. Qua


     *                                       Director
- --------------------------------------
     Milton J. Taylor, Sr.


     *                                       Director
- --------------------------------------
     Paul R. Whitters

*By: /s/ Nicholas Z. Alexander
    ----------------------------------
     Nicholas Z. Alexander
     Attorney-in-Fact


                                      II-2